Exhibit 99.1

Duos Technologies Reports Record 2025 Results, Driving Momentum in AI and Edge Infrastructure

Achieves 270% revenue growth, raises $110 million, launches GPUaaS and high-density EDCs, and expands Technology Solutions to support scalable 2026 growth

JACKSONVILLE, FL / Globe Newswire / March 31, 2026 - Duos Technologies Group, Inc. (“Duos” or the “Company”) (Nasdaq: DUOT), a provider of modular, colocation Edge and AI data centers and technology infrastructure solutions, reported financial results for the fourth quarter (“Q4 2025”) and the year ended December 31, 2025. The Company delivered record annual revenue and marked a pivotal year of transformation, driven by rapid expansion of its Edge Data Center platform, entry into high-density AI infrastructure, and the launch of GPU-as-a-Service (“GPUaaS”) and Technology Solutions. Supported by significant capital raises and accelerating customer demand, Duos enters 2026 with strong momentum and a growing pipeline of opportunities across AI, hyperscale, and enterprise markets.

Fourth Quarter 2025 and Recent Operational Highlights

·	Generated $9.46 million in fourth quarter revenue, including $9.08 million in services revenue, of which $8.53 million was derived from the Asset Management Agreement (“AMA”) with New APR Energy
·	Achieved record full-year 2025 revenue of approximately $27 million, representing more than 270% year-over-year growth and marking the highest annual revenue in the Company’s history
·	Delivered strong operational momentum, with sequential quarterly revenue growth exceeding 37% and continued improvement in gross margins driven by enhanced execution and operating efficiencies

·	Completed a $45 million capital raise in July 2025 and an additional $65 million capital raise in March 2026, significantly strengthening the Company’s balance sheet and providing capital to accelerate deployment of its Edge Data Center (“EDC”) platform and high-performance compute infrastructure
·	Successfully deployed 15 Edge Data Center pods, achieving a key strategic milestone and demonstrating the Company’s ability to rapidly design, manufacture, and deploy modular infrastructure in underserved Tier 3 and Tier 4 markets
·	Expanded into high-density data center deployments, including a 4.8MW high-power EDC configuration designed to support hyperscaler and AI-driven workloads, positioning the Company to address growing demand for large-scale compute capacity
·	Launched GPU-as-a-Service and high-power colocation offerings, including a contract to deploy 2,304 NVIDIA GPUs across the Company’s EDC platform, expected to generate significant recurring revenue over a multi-year term and deliver strong margin contribution
·	Established Duos Technologies Solutions, Inc., a new infrastructure solutions business focused on manufacturer-agnostic sourcing, logistics coordination, and fulfillment services for data center and IT environments. The division has already generated approximately $10 million in new backlog within its first quarter of operations, highlighting strong market demand and early commercial traction
·	Advanced strategic transition to a data center-focused platform, with increased emphasis on Duos Edge AI and Technology Solutions as primary growth drivers, while initiating the planned divestiture of the legacy rail inspection business to streamline operations and reallocate resources toward higher-growth opportunities
·	Continued expansion of the Company’s Edge Data Center pipeline, with additional units in production and plans to scale capacity to support increasing demand for AI inference, training, and high-performance computing workloads

Fourth Quarter 2025 Financial Results

It should be noted that the following Financial Results represent the consolidation of the Company with its subsidiaries Duos Technologies, Duos Edge AI, Inc., and Duos Energy Corporation (“Duos Energy”).

Total revenues for Q4 2025 increased 548% to $9.46 million compared to $1.46 million in the fourth quarter of 2024 (“Q4 2024”). Total revenue for Q4 2025 represents an aggregate of approximately $10,000 of technology systems revenue, $343,000 of technology solutions revenue and approximately $9.12 million in recurring services and consulting and hosting revenue. The significant revenue increase in the fourth quarter, compared to the same quarter last year, was primarily driven by Duos Energy executing against the AMA with New APR that was signed on December 31, 2024. Under the AMA, Duos Energy oversees the deployment and operations of a fleet of mobile gas turbines and related balance-of-plant inventory, providing management, sales, and operational support services to New APR. Other revenue sources included the start of hosting revenues for its edge data centers and limited progress of two Railcar Inspection Portals (“RIP®”) currently being developed for Amtrak.

Cost of revenues for Q4 2025 increased 287% to $6.93 million compared to $1.79 million for Q4 2024. The significant increase in cost of revenues was primarily due to supporting the AMA with New APR. The cost of revenues on technology systems decreased compared to the equivalent period in 2024. This reduction is primarily driven by our ability in Q4 2025 to reallocate certain fixed operating and servicing costs for technology systems to support the AMA, an allocation we could not make in the comparative period because the agreement was not yet in effect. It also reflects the limited manufacturing progress ahead of field installation of our two high-speed RIP®s while we await customer readiness for site deployment.

Gross margin for Q4 2025 increased $2.86 million to $2.53 million compared to negative $330,000 for Q4 2024. Gross margin improved primarily due to Duos Energy’s performance of the AMA with New APR. This also includes $904,125 in revenue recognized during the three months ended December 31, 2025, related to the Company's 5% non-voting equity interest in the ultimate parent of New APR, which carries no associated costs and therefore contributes at a 100% margin. These revenues and the associated margin contribution were not present in the prior year period.

Operating expenses for Q4 2025 increased 116% to $5.95 million compared to $2.76 million for Q4 2024. The increase in expenses is largely attributed to non-cash stock-based compensation charged for restricted stock granted to the executive team on January 1, 2025, under new employment agreements with a three-year cliff vesting schedule as well as one-time incremental personnel-related costs that were not in the comparative period. Overall, sales and marketing costs declined as resources were allocated to costs of service and consulting revenues in support of the AMA with New APR. Additionally, research and development expenses fell by 100% owing to scaled-back testing of prospective technologies. The Company continues to focus on stabilizing operating expenses, including evaluating reductions in some areas, while continuing to meet the increased requirements of our new businesses.

Net operating loss for Q4 2025 totaled $3.42 million compared to net operating loss of $3.09 million for Q4 2024. The slight increase in loss from operations was primarily the result of increased revenues during the quarter, driven by revenue generated by Duos Energy through the AMA with New APR, offset by non-cash stock-based compensation charged for restricted stock and one-time incremental personnel-related costs that were not in the comparative period.

Net loss for Q4 2025 totaled $3.20 million compared to net loss of $3.41 million for Q4 2024. The 6% decrease in net loss was mostly attributed to the non-cash stock-based compensation charged for restricted stock and one-time compensation expenses that were not in the comparative period, offset by an increase in revenues generated by Duos Energy through the AMA with New APR as described above. Net loss per common share was $0.15 and $0.41 for the three months ended December 31, 2025 and 2024, respectively.

Cash and cash equivalents at December 31, 2025 totaled $15.47 million compared to $6.27 million at December 31, 2024. In addition, the Company had over $6.81 million in receivables and contract assets for a total of approximately $22.28 million in cash and expected short-term liquidity.

Full Year 2025 Financial Results

Total revenue for the full year 2025, increased 271% to $27.02 million from $7.28 million in 2024. Total revenue for the full year 2025 represents an aggregate of approximately $370,000 of technology systems revenue, $350,000 of technology solutions revenue and approximately $26.3 million in recurring services and consulting revenue. The significant revenue increase in the period, compared to the prior year, was primarily driven by Duos Energy executing against the AMA with New APR originally signed on December 31, 2024. The decrease in technology systems’ revenues was primarily attributed to delays outside of the Company’s control with deployment of our two high-speed Railcar Inspection Portals. Although these systems remain largely ready for deployment, customer delays at the deployment site continue to prevent the Company from entering the installation phase. The Company has begun recognizing its first revenues from the Technology Solutions business unit, which provides manufacturer-agnostic infrastructure sourcing, integration, and value-added supply chain services supporting data center, AI, and enterprise deployments. The Company is now recording its first revenues from the deployment of Edge Data Centers and identified as “Hosting”. The $56,000 of revenues recorded in the year 2025 represent those received from the first data center which became “live” in the second quarter. The Company is investing capital in building out a network of these data centers all of which will begin generating revenue following deployment with the “anchor” tenant. The Company expects services revenue from both its hosting and technology solutions to increase throughout 2026. This growth is expected to be driven by the deployment of additional edge data centers coming online, as well as expanding technology solutions revenue tied to growth in the data center market.

Cost of revenues for the full year 2025, increased 181% to $19.15 million from $6.81 million in 2024. The significant increase in cost of revenues was primarily due to supporting the AMA with New APR. The cost of revenues on technology systems decreased compared to 2024. This reduction is primarily driven by our ability in the period to reallocate certain fixed operating and servicing costs for technology systems to support the AMA, an allocation we could not make in the comparative period because the agreement was not yet in effect. It also reflects the ramp-down of manufacturing ahead of field installation of our two high-speed RIP®s, which have continued to temporarily slow project activity and further reduce cost of revenues while we await customer readiness for site deployment.

Gross margin for the full year 2025, increased 1,579% to $7.88 million from $469,00 in 2024. Gross margin improved primarily due to Duos Energy’s performance of the AMA with New APR. This includes $3,616,500 in revenue recognized during the period, related to the Company's 5% non-voting equity interest in the ultimate parent of New APR, which carried no associated costs and therefore contributed at a 100% margin. These revenues and the associated margin contribution were not present in the prior year.

Operating expenses for the full year 2025, increased 54% to $17.64 million from $11.45 million in 2024. The Company experienced a significant increase in overall operating expenses compared to 2024. Sales and marketing costs declined as resources were allocated to costs of service and consulting revenues in support of the AMA with New APR. Additionally, research and development expenses fell by 45% owing to scaled-back testing of prospective technologies. General and administration costs increased 100%, largely due to non-cash stock-based compensation charged for restricted stock granted to the executive team on January 1, 2025, under new employment agreements with a three-year cliff vesting schedule as well as one time compensation costs related to the closing of the AMA and 5% ownership agreements as previously described. Additionally, there were general and administration costs that were allocated to cost of service and consulting revenues in support of the AMA with New APR. Overall, the Company continues to focus on stabilizing operating expenses while meeting the increased needs of our customers.

Net operating loss totaled $9.76 million compared to net operating loss of $10.98 million in 2024. The decrease in loss from operations was primarily the result of increased revenues during the period, driven by revenue generated by Duos Energy through the AMA with New APR.

Net loss totaled $9.84 million compared to a net loss of $10.76 million in 2024. The 9% decrease in net loss was mostly attributed to the increase in revenues generated by Duos Energy through the AMA with New APR as described above. Net loss per common share was $0.64 and $1.39 for the years ended December 31, 2025, and 2024, respectively, an improvement of $0.75 per share (basic).

Financial Outlook

At the end of 2025, the Company’s contracts in backlog represented approximately $25.8 million in revenue, of which approximately $12.4 million is expected to be recognized during the year, including contracted backlog and near-term anticipated awards. In addition, approximately $1 million of contracted Technology Solutions revenue recorded in 2025 will be recorded as revenue in 2026, further supporting near-term performance.

Based on these committed contracts and near-term pending orders that are already performing or scheduled to be executed throughout the course of 2026, the Company expects total revenue for 2026 to exceed $50 million. A significant portion of this revenue is anticipated to be recognized in the second half of the year, aligned with project timing and infrastructure deployments, supporting continued operating leverage and progression toward the Company growth strategy.

Management Commentary

“2025 marked a pivotal year for Duos as we scaled our platform and firmly positioned the Company at the intersection of AI compute and edge infrastructure,” said Doug Recker. “With a $65 million capital raise, the launch of our GPU-as-a-Service offering, and the deployment of high-density infrastructure supporting hyperscale workloads, we are addressing a clear and growing shortage of power and compute capacity across the market. Demand continues to accelerate from enterprises, neo-cloud, and hyperscale customers, particularly for megawatt-scale solutions, and we are focused on expanding our high-density footprint, increasing recurring revenue, and executing on a pipeline of opportunities that we believe will drive meaningful growth and long-term shareholder value.”

Conference Call

The Company’s management will host a conference call today, Tuesday, March 31, 2026, at 4:30 p.m. Eastern Time to discuss these results, followed by a question-and-answer period.

Date:       Tuesday, March 31, 2026

Time:       4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: +1 877 407 3088

International:       Dial-In Matrix Link

Confirmation:       13759531

If you experience any difficulty accessing the call or wish to submit questions in advance, please contact the Company at DUOT@duostech.com. A live audio webcast of the call will also be available in the Investor Relations section of the Company’s website, along with a replay following the event.

For additional information about the Company, please visit: www.duostechnologies.com | www.duosedge.ai.

###

About Duos Technologies Group, Inc.

Duos Technologies Group, Inc. (Nasdaq: DUOT), based in Jacksonville, Florida, is focused on providing and managing modular data center colocation facilities and infrastructure solutions. Through its wholly owned subsidiaries Duos Edge AI, Inc., and Duos Technology Solutions, Inc. the Company delivers high function computing infrastructure at the “Edge” designed to support high power computing facilities suitable for AI and Enterprise Computing. Duos is strategically focused on scaling its edge data center platforms in conjunction with its data center infrastructure solutions business. It provides manufacturer-agnostic sourcing, and fulfillment services to support efficient deployment of data centers and IT environments. Together, these platforms position the Company to address the growing demand for distributed digital infrastructure, while continuing to support legacy applications in Tier 3 and Tier 4 markets.
For more information, visit www.duostech.com and www.duosedge.ai.

Forward- Looking Statements

This news release includes forward-looking statements regarding the Company's financial results and estimates and business prospects that involve substantial risks and uncertainties that could cause actual results to differ materially. Forward-looking statements relate to future events and typically address the Company's expected future business and financial performance. The forward-looking statements in this news release relate to, among other things, information regarding anticipated timing for the installation, development and delivery dates of our systems; anticipated entry into additional contracts; anticipated effects of macro-economic factors (including effects relating to supply chain disruptions and inflation); timing with respect to revenue recognition; trends in the rate at which our costs increase relative to increases in our revenue; anticipated reductions in costs due to changes in the Company's organizational structure; potential increases in revenue, including increases in recurring revenue; potential changes in gross margin (including the timing thereof); statements regarding our backlog and potential revenues deriving therefrom; and statements about future profitability and potential growth of the Company. Words such as "believe," "expect," "anticipate," "should," "plan," "aim," "will," "may," "should," "could," "intend," "estimate," "project," "forecast," "target," "potential" and other words and terms of similar meaning, typically identify such forward-looking statements. Forward-looking statements involve risks and uncertainties and there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These factors include, but are not limited to, the Company's ability to generate sufficient cash to expand operations, the competitive environment generally and in the Company's specific market areas, changes in technology, the availability of and the terms of financing, changes in costs and availability of goods and services, economic conditions in general and in the Company's specific market areas, changes in federal, state and/or local government laws and regulations potentially affecting the use of the Company's technology, changes in operating strategy or development plans and the ability to attract and retain qualified personnel. The Company cautions that the foregoing list of risks, uncertainties and factors is not exclusive. Additional information concerning these and other risk factors is contained in the Company's most recently filed Annual Reports on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other filings filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), which are available at the SEC's website, http://www.sec.gov. The Company believes its plans, intentions and expectations reflected in or suggested by these forward-looking statements are based on reasonable assumptions. No assurance, however, can be given that the Company will achieve or realize these plans, intentions or expectations. Indeed, it is likely that some of the Company's assumptions may prove to be incorrect. The Company's actual results and financial position may vary from those projected or implied in the forward-looking statements and the variances may be material. Each forward-looking statement speaks only as of the date of the particular statement. We do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any forward-looking statement is based, except as required by law. All subsequent written and oral forward-looking statements concerning the Company or other matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Contacts

Corporate

Fei Kwong

VP, Investor Relations and Corporate Communications

Duos Technologies Group, Inc. (Nasdaq: DUOT)

+1.904.652.1625 | DUOT@duostech.com

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2025	2024

REVENUES:
Technology systems	$373,270	$2,252,357
Technology solutions	349,166	—
Services and consulting	3,888,372	4,106,966
Services and consulting - related parties	22,356,843	921,562
Hosting Revenue	56,000	—

Total Revenues	27,023,651	7,280,885

COST OF REVENUES:
Technology systems	1,050,671	2,818,078
Technology solutions	320,143	—
Services and consulting	2,320,444	3,051,301
Services and consulting - related parties	15,297,513	942,291
Hosting	157,171	—

Total Cost of Revenues	19,145,942	6,811,670

GROSS MARGIN	7,877,709	469,215

OPERATING EXPENSES:
Sales and marketing	1,227,740	2,138,431
Research and development	846,850	1,531,390
General and administration	15,565,997	7,782,920

Total Operating Expenses	17,640,587	11,452,741

LOSS FROM OPERATIONS	(9,762,878)	(10,983,526)

OTHER INCOME (EXPENSES):
Interest expense	(439,261)	(286,114)
Change in fair value of warrant liabilities	—	245,980
Gain (Loss) on extinguishment of debt	(95,718)	379,626
Interest income on lease receivable	8,466	—
Interest income	446,941	37,224
Other Income (Expenses), net	7,419	(157,647)

Total Other Income (Expenses), net	(72,153)	219,069

NET LOSS	$(9,835,031)	$(10,764,457)

Basic and Diluted Net Loss Per Share	$(0.64)	$(1.39)

Weighted Average Shares-Basic and Diluted	15,265,022	7,736,281

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2025	2024

ASSETS
CURRENT ASSETS:
Cash	$15,472,229	$6,266,296
Accounts receivable, net	730,211	109,007
Accounts receivable, net - related parties	5,304,231	294,434
Lease receivable	35,361	—
Contract assets	741,722	635,774
Inventory	306,759	605,356
Prepaid expenses and other current assets	489,071	176,338

Total Current Assets	23,079,584	8,087,205

Inventory - non current, net	391,770	196,315
Lease receivable, less current portion	227,629	—
Property and equipment, net	27,737,806	2,771,779
Operating lease right of use asset - Office Lease, net	3,650,717	4,028,397
Financing lease right of use asset - Edge Data Centers, net	—	2,019,180
Operating lease right of use asset - Land, net	357,561	—
Security deposit	450,000	500,000

OTHER ASSETS:
Equity Investment - Sawgrass APR Holdings LLC	7,233,000	7,233,000
Intangible Asset, net	—	9,592,118
Note Receivable, net	—	—
Patents and trademarks, net	186,073	127,300
Software development costs, net	95,275	403,383
Total Other Assets	7,514,348	17,355,801

TOTAL ASSETS	$63,409,415	$34,958,677

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,860,782	$969,822
Notes payable - financing agreements	2,041	17,072
Accrued expenses	306,205	373,251
Operating lease obligation - Office Lease -current portion	818,519	798,556
Financing lease obligations - Edge Data Centers - current portion	—	367,451
Operating lease obligation- Land - current portion	53,000	—
Notes payable, net of discount - related parties	—	1,758,396
Contract liabilities, current - Technology Systems	134,331	403,634
Contract liabilities, current - Technology Solutions	1,132,164	—
Contract liabilities, current - CN Digital Agreement	—	2,192,484
Contract liabilities, current - Services and consulting	169,369	592,400
Contract liabilities, current - related parties	3,616,500	8,616,500

Total Current Liabilities	11,092,911	16,089,566

Contract liabilities, less current portion - CN Digital Agreement	—	7,399,634
Contract liabilities, less current portion - related parties	—	3,616,500
Operating lease obligation - Office Lease, less current portion	3,452,481	3,867,042
Operating lease obligation - Land, less current portion	311,457	—
Financing lease obligations - Edge Data Centers, less current portion	—	1,724,604

Total Liabilities	14,856,849	32,697,346

Commitments and Contingencies (Note 13)

STOCKHOLDERS' EQUITY:
Preferred stock: $0.001 par value, 10,000,000 authorized, 9,441,000 shares available to be designated
Series A redeemable convertible preferred stock, $10 stated value per share, 500,000 shares designated; 0 and 0 issued and outstanding at December 31, 025 and December 31, 2024, respectively, convertible into common stock at $6.30 per share	—	—
Series B convertible preferred stock, $1,000 stated value per share, 15,000 shares designated; 0 and 0 issued and outstanding at December 31, 2025 and December 31, 2024, respectively, convertible into common stock at $7 per share	—	—
Series C convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at December 31, 2025 and December 31, 2024, respectively, convertible into common stock at $5.50 per share	—	—
Series D convertible preferred stock, $1,000 stated value per share, 4,000 shares designated; 999 and 1,299 issued and outstanding at December 31, 2025 and December 31, 2024, respectively, convertible into common stock at $3.00 per share	1	1
Series E convertible preferred stock, $1,000 stated value per share, 30,000 shares designated; 12,500 and 13,500 issued and outstanding at December 31, 2025 and December 31, 2024, respectively, convertible into common stock at $2.61 per share	13	14
Series F convertible preferred stock, $1,000 stated value per share, 5,000 shares designated; 0 and 0 issued and outstanding at December 31, 2025 and December 31, 2024, respectively, convertible into common stock at $6.20 per share	—	—
Common stock: $0.001 par value; 500,000,000 shares authorized, 20,449,462 and 8,922,576 shares issued, 20,448,138 and 8,921,252 shares outstanding at December 31, 2025 and December 31, 2024, respectively	20,449	8,921
Additional paid-in-capital	132,892,595	76,777,856
Accumulated deficit	(84,203,040)	(74,368,009)
Sub-total	48,710,018	2,418,783
Less: Treasury stock (1,324 shares of common stock at December 31, 2025 and December 31, 2024)	(157,452)	(157,452)
Total Stockholders' Equity	48,552,566	2,261,331

Total Liabilities and Stockholders' Equity	$63,409,415	$34,958,677

DUOS TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2025	2024

Cash from operating activities:
Net loss	$(9,835,031)	$(10,764,457)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of property, plant & equipment	72,872	—
Depreciation and amortization	2,112,197	2,161,722
Inventory write-off	25,000	126,703
Insurance premium credit	(36,040)	—
Stock based compensation	4,064,389	108,981
Stock issued for services	566,398	165,000
Amortization of debt discount related to warrant liabilities	345,886	184,002
Fair value of warrant liabilities	—	(245,980)
Loss on extinguishment of debt	95,718	(379,626)
Amortization of operating lease right of use asset - Office Lease	377,680	344,757
Amortization of right of use asset - land	6,962	—
Amortization of lease right of use asset - Edge Data Centers	150,821	50,820
Provision for credit losses, accounts receivable	—	76,037
Provision for credit losses, note receivable	—	161,250
Changes in assets and liabilities:
Accounts receivable	(621,204)	982,985
Accounts receivable-related parties	(5,009,797)	—
Lease receivable	19,782	—
Note receivable	—	(7,500)
Contract assets	(105,948)	6,173
Inventory	28,534	52,700
Prepaid expenses and other current assets	164,994	414,091
Accounts payable	3,890,960	374,188
Security deposit	50,000	50,000
Accrued expenses	(67,049)	209,138
Operating lease obligation - Office Lease	(394,598)	(342,206)
Operating lease obligation - land	(66)	—
Financing lease obligations - Edge Data Centers	(12,358)	22,055
Contract liabilities, Services and Consulting	(423,031)	(661,048)
Contract liabilities, Technology Systems	(269,302)	4,044,701
Contract liabilities, CN Digital Agreement	(1,461,656)	(623,173)
Contract liabilities, Technology solutions	1,132,164	—
Contract liabilities, related parties	(8,616,500)	—

Net cash used in operating activities	(13,748,223)	(3,488,687)

Cash flows from investing activities:
Purchase of patents/trademarks	(71,572)	(9,535)
Purchase of property and equipment	(23,663,033)	(1,831,763)

Net cash used in investing activities	(23,734,605)	(1,841,298)

Cash flows from financing activities:
Repayments on financing agreements	(456,718)	(430,855)
Proceeds from notes payable, related parties	—	2,200,000
Repayments of lease financing	(2,150,000)	—
Repayments of notes payable, related parties	(2,200,000)	—
Proceeds from warrant exercises	—	899,521
Proceeds from common stock issued	53,960,455	3,544,689
Proceeds from exercise of stock options	865,948	—
Stock issuance costs	(3,584,925)	(220,183)
Proceeds from shares issued under Employee Stock Purchase Plan	254,001	166,265
Proceeds from preferred stock issued	—	2,995,002

Net cash provided by financing activities	46,688,761	9,154,439

Net increase (decrease) in cash	9,205,933	3,824,454
Cash, beginning of year	6,266,296	2,441,842
Cash, end of year	$15,472,229	$6,266,296

Supplemental Disclosure of Cash Flow Information:
Interest paid	$282,826	$3,865
Taxes paid	$91,457	$20,126

Supplemental Non-Cash Investing and Financing Activities:
Debt discount for warrant liability	$—	$625,606
Notes issued for financing of insurance premiums	$477,727	$434,882
Transfer of inventory to property and equipment	$49,609	$545,091
Intangible asset acquired with contract liability	$—	$11,161,428
Non-cash intangible write-off	$8,130,461	$—
Equity Investment - Sawgrass APR Holdings LLC	$—	$7,233,000
Right of use asset and liability for Edge Data Centers	$—	$2,070,000
Transfer of property and equipment to lease receivable	$282,772	$—
Non-cash financing activity: Warrants issued as part of equity raise	$836,989	$—
Conversion of Series E Preferred Stock to common stock	$1	$—
Transfer of finance lease asset to property and equipment	$1,938,662	$—
Right of use asset and liability for land lease	$364,523	$—